
                                       EXHIBIT 12.2
                            SOUTHERN CALIFORNIA GAS COMPANY
                    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (Dollars in millions)
                                                                             For the six
                                                                             months ended
                                                                             June 30,
                                1999        2000        2001        2002        2003
                              --------    --------    --------    --------    --------
Fixed Charges:

Interest                          $ 62        $ 72        $ 70        $ 47        $ 26
Interest portion of
  annual rentals                     3           4           3           2           1
                              --------    --------    --------    --------    --------
Total fixed charges
  for purpose of ratio            $ 65        $ 76        $ 73        $ 49        $ 27
                              ========    ========    ========    ========    ========

Earnings:

Pretax income from
  continuing operations           $383        $390        $377       $391         $171
Add: Total fixed charges
  (from above)                      65          76          73         49           27
                              --------    --------    --------    -------    ---------
Total earnings for
  purpose of ratio                $448        $466        $450       $440         $198
                              ========    ========    ========    =======    =========
Ratio of earnings
  to fixed charges                6.89        6.13        6.16       8.98         7.33
                              ========    ========    ========    =======    =========


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